Exhibit 99.1

                3750 Torrey View Ct

                San Diego, CA 92130

                www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Kristen Cardillo (858) 617-2317 kristen.cardillo@carefusion.com	Investors:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION REPORTS FOURTH QUARTER AND FISCAL 2012 RESULTS

•	Fourth quarter revenue increased 3 percent to $968 million on strong Medical Systems results; fiscal 2012 revenue grew 5 percent to $3.6 billion.

•	Fourth quarter GAAP diluted earnings per share (EPS) from continuing operations reached $0.48, or $0.51 on an adjusted basis.

•	Fiscal 2012 GAAP diluted EPS from continuing operations increased to $1.65, or $1.78 on an adjusted basis.

•	Company expects fiscal 2013 adjusted diluted EPS guidance range to be $1.92 to $2.02, or $2.11 to $2.21 excluding acquisition-related amortization.

SAN DIEGO, Aug. 9, 2012 – CareFusion Corp. (NYSE: CFN), a leading, global medical technology company, today reported results for the quarter and fiscal year ended June 30, 2012.

“Fiscal 2012 was an important year in the company’s transformation, as we worked to build our foundation for long-term growth,” said Kieran Gallahue, chairman and CEO. “I am proud of our team for the progress we made this year to optimize our portfolio, simplify the complexity of our infrastructure, and reduce administrative expenses to fund R&D and other growth initiatives.

“Our fourth quarter results once again highlighted the strength of our Medical Systems segment, which delivered strong performance throughout the year. The Procedural Solutions segment performed in line with our expectations and continued to make the necessary changes to enable future segment growth. Overall, we finished the year well-positioned to execute on our fiscal 2013 objectives, as we deploy capital to invest in long-term growth.”

Fourth Quarter Results

The company reported revenue for the fourth quarter of fiscal 2012 of $968 million, compared to $940 million in the fourth quarter of fiscal 2011, an increase of 3 percent on a reported basis and 4 percent on a constant currency basis.

Operating income was $176 million, an increase of 18 percent compared to $149 million in the prior year period. Excluding nonrecurring items, adjusted operating income rose 2 percent to $183 million. For the quarter, adjusted operating income was 18.9 percent of revenue.

Operating expenses totaled $313 million, a decrease of 7 percent over the prior year period. Excluding nonrecurring items, adjusted operating expenses decreased 1 percent to $306 million. During the quarter, the company increased investments in research and development by 21 percent to $46 million, funded in part by ongoing cost-savings initiatives in administrative support functions.

Income from continuing operations increased 11 percent to $107 million, or $0.48 per diluted share. Adjusted income from continuing operations decreased 3 percent from the prior year period to $114 million, or $0.51 per diluted share, primarily driven by a higher adjusted effective tax rate during the quarter of 28.7 percent.

Medical Systems

Fourth quarter revenue for the Medical Systems segment was $646 million, an increase over the prior year period of 9 percent on a reported basis and 10 percent on a constant currency basis. The increase was driven by record installations in Infusion Systems and double-digit sales increases in both Respiratory Technologies and Dispensing Technologies, which continued to benefit from the August 2011 acquisition of Rowa.

Segment profit for the quarter increased 29 percent from the prior year period to $148 million, and adjusted segment profit increased 16 percent to $151 million.

Procedural Solutions

In line with the company’s expectations, fourth quarter revenue for the Procedural Solutions segment was $322 million, a decrease from the prior year period of 7 percent on a reported basis and 6 percent on a constant currency basis. The decrease was primarily driven by year-over-year declines in the Specialty Disposables business, which experienced strong sales growth in the prior year period as distributors purchased additional inventory in advance of a business model transition.

Segment profit decreased 22 percent from the prior year period to $28 million, and adjusted segment profit decreased 35 percent to $32 million.

Fiscal Year 2012 Results

Revenue for fiscal 2012 increased 5 percent from the prior year to $3.6 billion. Operating income increased 19 percent to $590 million, from $497 million in fiscal 2011. Excluding nonrecurring items, adjusted operating income rose 4 percent to $627 million. Throughout the fiscal year, operating income as a percent of revenue improved sequentially over four consecutive quarters to finish fiscal 2012 at 16.4 percent, or 17.4 percent on an adjusted basis.

Income from continuing operations was $373 million, or $1.65 per diluted share, for fiscal 2012. Adjusted income from continuing operations increased 7 percent from the prior year to $402 million, or $1.78 per diluted share.

Operating expenses for fiscal 2012 totaled $1.2 billion on both a reported and adjusted basis. During the year, the company increased R&D expenses by 12 percent from the prior year to $164 million, reflecting the company’s continued investments in product development and innovation. The company also benefited from planned, double-digit expense reductions in corporate overhead.

Within the Medical Systems segment, revenue for fiscal 2012 increased 11 percent to $2.32 billion, driven by strong performance across the segment. Dispensing Technologies and Infusion Systems delivered record sales years, and Respiratory Technologies contributed its strongest performance in a post-H1N1 environment. Segment profit increased 28 percent from the prior year to $481 million, an increase of 14 percent to $502 million on an adjusted basis.

Revenue for the Procedural Solutions segment decreased 5 percent from the prior year to $1.28 billion. The decrease was driven by declines in the Specialty Disposables business and the loss of sales from divesting the company’s OnSite Services business in March 2011. Segment profit was even with the prior year at $109 million and decreased 23 percent to $125 million on an adjusted basis.

Recent Highlights

Additional fourth quarter and recent highlights included:

•

Advancing the company’s strategy to expand globally by investing to build scale, infrastructure and local capabilities through the acquisition of U.K. Medical Limited, a leading distributor of clinically differentiated interventional and implantable medical products in the United Kingdom.

•	Acquiring two early-stage technologies to support the company’s medication management and infection prevention strategies.

•	Simplifying and focusing CareFusion’s operations by completing the divestiture of the company’s Nicolet neurodiagnostic business to Natus Medical Incorporated for $58 million.

•

Purchasing 1.9 million shares for $50 million during the fourth quarter under the company’s previously announced two-year, $500 million share repurchase program. CareFusion purchased a total of 3.9 million shares for $100 million during fiscal 2012.

•

Announcing an agreement to make bi-directional connectivity available between CareFusion’s Alaris® System and Epic’s electronic medical record platform, further extending CareFusion’s leadership in health care information technology (HIT) integration.

•

Strengthening CareFusion’s operating room (OR) offering through reseller agreements with Codonics, which enhances CareFusion’s Pyxis® Anesthesia System 3500 for the storage and documentation of OR medications, and with Surgical Innovations, to serve as the exclusive reseller of its new advanced PretzelFlex® laparoscopic retractor in the U.S.

Fiscal Year 2013 Outlook

For the fiscal year ending June 30, 2013, CareFusion expects revenue to grow 1 to 3 percent on a constant currency basis compared to fiscal 2012 revenue of $3.6 billion. Adjusted diluted earnings per share from continuing operations are expected to be in the range of $1.92 to $2.02. Excluding acquisition-related amortization, adjusted diluted earnings per share from continuing operations are expected to be in the range of $2.11 to $2.21, compared to fiscal 2012 results of $2.00.

The guidance is based on an assumed diluted weighted average outstanding share count of approximately 221 million, which includes the impact of expected share repurchases during fiscal 2013.

Conference Call

CareFusion will host a webcast and conference call today at 2 p.m. PDT (5 p.m. EDT) to discuss the results for the fourth quarter and fiscal 2012.

To access the call and corresponding slide presentation, visit the Investors page at www.carefusion.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Investors and other interested parties may also access the call by dialing (800) 901-5248 within the U.S. or (617) 786-4512 from outside the U.S., and use the access code 54529592. A replay of the conference call will be available from 4 p.m. PDT (7 p.m. EDT) on Aug. 9 through 8:59 p.m. PDT (11:59 p.m. EDT) on Aug. 16 and can be accessed by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally and using the access code 21592468.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops market-leading technologies including Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, AVEA®, AirLife™ and LTV® series ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs more than 15,000 people across its global operations. More information may be found at www.carefusion.com.

###

Use of Non-GAAP Financial Measures by CareFusion Corporation

This CareFusion news release and the information contained herein present non-GAAP financial measures that exclude certain amounts, as follows: “adjusted operating expenses,” “adjusted operating income” and “adjusted segment profit,” which exclude nonrecurring items primarily related to the spinoff and nonrecurring restructuring and acquisition integration charges; and “adjusted income from continuing operations,” “adjusted diluted earnings per share from continuing operations” and “adjusted effective tax rate,” which exclude nonrecurring items primarily related to the spinoff, nonrecurring restructuring and acquisition integration charges and nonrecurring tax items. The most directly comparable GAAP financial measures for these non-GAAP financial measures are operating expenses, operating income, segment profit, income from continuing operations, diluted earnings per share from continuing operations and effective tax rate. The company has included below unaudited adjusted financial information for the quarters and fiscal years ended June 30, 2012 and 2011, which includes a reconciliation of GAAP to non-GAAP financial measures.

The company’s management uses these non-GAAP financial measures to evaluate the company’s performance and provides them to investors as a supplement to the company’s reported results, as they believe this information provides additional insight into the company’s operating performance by disregarding certain non-recurring items. These non-GAAP financial measures should not be considered in isolation, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. While the types of items and charges excluded from the company’s non-GAAP financial measures may occur in the future, the company’s management believes that they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions, without predictable trends, or discrete and unusual or infrequent transactions that are not indicative of future operations or business trends.

Cautions Concerning Forward-looking Statements

The CareFusion news release and the information contained herein present forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. The matters discussed in these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in CareFusion’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: we may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology; we are subject to complex and costly regulation; cost containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability; current economic conditions have and may continue to adversely affect our results of operations and financial condition; we may be unable to realize any benefit from our cost reduction and restructuring efforts and our profitability may be hurt or our business otherwise might be adversely affected; we may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others; defects or failures associated with our products and/or our quality system could lead to the filing of adverse event reports, recalls or safety alerts and negative publicity and could subject us to regulatory actions; we are currently operating under an amended consent decree with the FDA and our failure to comply with the requirements of the amended consent decree may have an adverse effect on our business; and our success depends on our key personnel, and the loss of key personnel or the transition of key personnel, including our chief executive officer, could disrupt our business. The CareFusion news release and the information contained herein reflect management’s views as of Aug. 9, 2012. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended June 30,			Fiscal Year Ended June 30,
(in millions, except per share amounts)	2012	2011	Percent Change	2012	2011	Percent Change
Revenue	$968	$940	3%	$3,601	$3,432	5%
Cost of Products Sold	479	452	6	1,788	1,671	7

Gross Margin	489	488	-	1,813	1,761	3

Selling, General and Administrative Expenses	260	288	(10)	1,026	1,067	(4)
Research and Development Expenses	46	38	21	164	146	12
Restructuring and Acquisition Integration Charges	7	11	(36)	33	64	(48)
(Gain) Loss on the Sale of Assets	-	2	n.m.	-	(13)	n.m.

Operating Income	176	149	18	590	497	19

Interest Expense and Other, Net	23	20	15	86	79	9

Income Before Income Tax	153	129	19	504	418	21
Provision for Income Tax	46	33	39	131	124	6

Income from Continuing Operations	107	96	11	373	294	27
Discontinued Operations:
Loss from the Disposal of Discontinued Businesses, Net of Tax	(5)	(5)	-	(78)	(45)	73
Income (Loss) from the Operations of Discontinued Businesses, Net of Tax	8	(6)	n.m.	8	(5)	n.m.

Income (Loss) from Discontinued Operations, Net of Tax	3	(11)	n.m.	(70)	(50)	40

Net Income	$110	$85	29%	$303	$244	24%

Per Share Amounts: [1]

Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.48	$0.43		$1.67	$1.32
Discontinued Operations	$0.02	$(0.05)		$(0.32)	$(0.23)
Basic Earnings per Common Share	$0.50	$0.38		$1.35	$1.09

Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.48	$0.42		$1.65	$1.30
Discontinued Operations	$0.02	$(0.05)		$(0.31)	$(0.22)
Diluted Earnings per Common Share	$0.49	$0.37		$1.34	$1.08

Weighted-Average Number of Common Shares Outstanding:
Basic	221.7	223.4		223.7	222.8
Diluted	224.2	226.5		226.0	225.1

Adjusted Financial Measures: [2]
Operating Expenses	$306	$309		$1,186	$1,158
Operating Income	$183	$179		$627	$603
Income from Continuing Operations	$114	$118		$402	$374
Diluted EPS from Continuing Operations	$0.51	$0.52		$1.78	$1.66
Effective Tax Rate	28.7%	26.0%		25.7%	28.7%

[1]	Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented.

[2]

Adjusted financial measures are non-GAAP measures that exclude certain nonrecurring items, as discussed above under Use of Non-GAAP Financial Measures. These measures are reconciled to comparable GAAP measures in the Reconciliation of Non-GAAP Financial Measures included on the pages that follow.

CAREFUSION CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted Financial Data:						Income	Diluted
	Segment Profit					from	EPS from
($ in millions, except per share amounts)	Medical Systems	Procedural Solutions	SG&A Expenses	Operating Expenses[6]	Operating Income	Continuing Operations	Continuing Operations[7]
Quarter Ended June 30, 2012
GAAP	$148	$28	$260	$313	$176	$107	$0.48
Restructuring and Acquisition Integration[1]	3	4	-	(7)	7	7	0.03

Adjusted	$151	$32	$260	$306	$183	$114	$0.51

Fiscal Year Ended June 30, 2012
GAAP	$481	$109	$1,026	$1,223	$590	$373	$1.65
Restructuring and Acquisition Integration[1]	18	15	-	(33)	33	33	0.16
Spinoff[2]	3	1	(4)	(4)	4	4	0.02
Income Tax Items[3]	-	-	-	-	-	(8)	(0.04)

Adjusted[4]	$502	$125	$1,022	$1,186	$627	$402	$1.78

Quarter Ended June 30, 2011
GAAP	$115	$36	$288	$337	$149	$96	$0.42
Restructuring and Acquisition Integration[1]	6	5	-	(11)	11	11	0.05
Spinoff[2]	9	8	(17)	(17)	17	17	0.08
Income Tax Items[3]	-	-	-	-	-	(8)	(0.04)
Loss on the Sale of Assets	-	-	-	-	2	2	0.01

Adjusted	$130	$49	$271	$309	$179	$118	$0.52

Fiscal Year Ended June 30, 2011
GAAP	$375	$109	$1,067	$1,277	$497	$294	$1.30
Restructuring and Acquisition Integration[1]	34	30	-	(64)	64	64	0.29
Spinoff[2]	31	24	(55)	(55)	55	55	0.25
Income Tax Items[3]	-	-	-	-	-	(26)	(0.12)
Gain on the Sale of Assets[5]	-	-	-	-	(13)	(13)	(0.06)

Adjusted	$440	$163	$1,012	$1,158	$603	$374	$1.66

[1]

Restructuring and acquisition integration charges primarily relate to nonrecurring expenses associated with closing and consolidating facilities, as well as rationalizing headcount, and aligning operations.

[2]	Spinoff charges primarily relate to nonrecurring incremental expenses associated with our spinoff from Cardinal Health, Inc.

[3]

Income tax items primarily relate to the tax impact of nonrecurring restructuring and acquisition integration and spinoff charges, as well as nonrecurring discrete benefits or charges associated with the spinoff.

[4]	Adjusted diluted EPS from continuing operations for fiscal year 2012 was $1.78. Excluding the amortization of acquired intangible assets, this amount would have been $2.00 for fiscal year 2012.

[5]

The $13 million net gain on the sale of assets relates primarily to the sale of our OnSite Services business ($15 million gain), offset by a post closing adjustment related to the sale of our Research Services business ($2 million loss).

[6]	Operating expenses consist of selling, general and administrative, research and development, and restructuring and acquisition integration expenses.

[7]	Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented.

CAREFUSION CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted Effective Tax Rate:
($ in millions)	GAAP	Nonrecurring Items [1]	Adjusted [2]
Quarter Ended June 30, 2012
Income Before Income Tax	$153	$7	$160
Provision for Income Tax	$46	$-	$46
Effective Tax Rate[3]	30.1%	2.2%	28.7%

Fiscal Year Ended June 30, 2012
Income Before Income Tax	$504	$37	$541
Provision for Income Tax	$131	$8	$139
Effective Tax Rate[3]	26.0%	22.0%	25.7%

Quarter Ended June 30, 2011
Income Before Income Tax	$129	$30	$159
Provision for Income Tax	$33	$8	$41
Effective Tax Rate[3]	26.1%	25.7%	26.0%

Fiscal Year Ended June 30, 2011
Income Before Income Tax	$418	$106	$524
Provision for Income Tax	$124	$26	$150
Effective Tax Rate[3]	29.8%	24.3%	28.7%

Adjusted EPS Outlook for Fiscal Year Ended June 30, 2013:

GAAP Diluted Earnings per Common Share from Continuing Operations			$1.90 -2.00
Estimated charges for nonrecurring items related to restructuring and acquisition integration, net of tax (mid-point of an estimated range of $0.01 to $0.03 per diluted share)			0.02

Adjusted Diluted Earnings per Common Share from Continuing Operations			$1.92 -2.02
Estimated acquisition-related intangible amortization, net of tax			0.19

Adjusted Diluted Earnings per Common Share from Continuing Operations, excluding acquisition-related amortization[4]			$2.11 -2.21

[1]	Reflects nonrecurring charges primarily related to the spinoff, nonrecurring restructuring and acquisition integration charges, and nonrecurring income tax items.

[2]	Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items noted.

[3]	Effective Tax Rate calculations are performed based on whole dollar amounts, and therefore may not equal the calculations based on amounts rounded in millions presented in the table above.

[4]

Historically, we have provided non-GAAP financial measures that exclude items from our reported results primarily related to nonrecurring restructuring and acquisition integration charges, nonrecurring items related to the spinoff and nonrecurring tax items. As costs associated with the spinoff are substantially complete, our adjusted results will no longer exclude spinoff related charges and associated tax impacts. Going forward, we intend to provide non-GAAP financial measures that exclude from our reported results amounts associated with nonrecurring restructuring and acquisition integration charges, the amortization of acquired intangible assets and the tax effects of these items.

CAREFUSION CORPORATION

SEGMENT AND SELECT BUSINESS LINE REVENUES

(UNAUDITED)

	Quarter Ended June 30,			Fiscal Year Ended June 30,
($ in millions)	2012	2011	Percent Change	2012	2011	Percent Change
Medical Systems
Dispensing Technologies	$285	$258	10%	$1,041	$902	15%
Infusion Systems	266	261	2	955	889	7
Respiratory Technologies	88	68	29	295	267	10
Other	7	6	17	26	24	8

Total Medical Systems	$646	$593	9	$2,317	$2,082	11

Procedural Solutions[1]
Infection Prevention	$145	$147	(1)%	$576	$568	1%
Medical Specialties	80	84	(5)	317	322	(2)
Specialty Disposables	65	83	(22)	266	304	(13)
Other	32	33	(3)	125	156	(20)

Total Procedural Solutions	$322	$347	(7)	$1,284	$1,350	(5)

Total CareFusion	$968	$940	3%	$3,601	$3,432	5%

[1]	Reflects the impact of businesses reclassified to discontinued operations.